Exhibit 10.31

AMENDMENT A

TO

ELECTRIC SERVICE AGREEMENT, DATED AUGUST 6, 2002,

BETWEEN

GREAT PLAINS ETHANOL

AND

SOUTHEASTERN ELECTRIC COOPERATIVE, INC.

This Amendment made and entered into July 23, 2007, by and between Southeastern Electric Cooperative, Inc., Marion, South Dakota (hereinafter called the Cooperative), and Great Plains Ethanol, L.L.C., dba POET Biorefining-Chancellor, South Dakota (hereinafter called the Customer).

WITNESSETH:

WHEREAS, the parties have executed an Electric Service Agreement (Agreement) dated August 6, 2002, which prescribes the terms and conditions by which the Customer will purchase electric service from the Cooperative for its ethanol plant near Chancellor, South Dakota, and

WHEREAS, the parties desire to modify said terms and conditions and to incorporate additional electric facilities into said Agreement;

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, the Cooperative and the Customer agree to modify said Agreement as follows:

1.                                       In the first paragraph, ‘Great Plains Ethanol, L.L,C.’ shall be modified to state: ‘Great Plains Ethanol, L.L.C., dba POET Biorefining—Chancellor’.

2.                                       Paragraph 3. a. Service Delivery shall be modified to state:

Service hereunder shall be provided at multiple locations at the Customer’s facility consisting of the following which the Cooperative shall install or cause to be installed, operated, and maintained:

                                                                i.                                          On-Site Distribution Facilities: one (1) control building enclosure to house a lineup of 15 kV indoor metalclad switchgear with (2) main breakers, (1) bus tie breaker, (6) outgoing feeder breakers, (2) generation tie breakers with related controls and accessories, one (1) three phase, 60 hertz, 4,160 volt, 5,000 kVA transformer, one (1) three phase, 60 hertz, 4,160 volt, 2,500 kVA transformer, eleven

(11) three-phase, 60 hertz, 480 volt, 2,500 kVA transformers and one (1) single-phase, 60 hertz, 240 volt, 100 1CVA transformer. The Cooperative shall also install or cause to be installed, approximately 60,000 feet of 15.5 kV underground distribution line, switchgear and associated equipment.

                                                                ii.                                       69 kV Transmission Feed: 3.5 miles of 69 kV transmission line and a 69/12.47 kV 10/13.3/16.7 MVA substation.

                                                                iii.                                    115 kV Transmission Feed: 9 miles of 115 kV transmission line and a 115/12.47 kV 15/20/25 MVA substation.

The additional on-site distribution facilities are scheduled to be in service in two stages with some as early September 15, 2007 and the remaining in service by December 15, 2007. The existing 69 kV substation is scheduled to be upgraded by December 1, 2007. The new second substation is scheduled to be in service and operating at 69 kV by June 1, 2008. The new 115 kV transmission line from Virgil Fodness to the Customer’s facility is scheduled to be in service and the second substation operating at 115 kV by June 1, 2009.

3.                                       Paragraph 3. b. Capacity, shall be modified to state:

Electrical service to the Facility under this Amendment shall be limited to the following capacities. Service to additional load above these capacities shall require additional changes to this Amendment and the Agreement.

                                                                i.                                          With 69 kV transmission feed from Virgil Fodness substation and existing 69 kV substation (600 amp low side switchgear and 437 amp regulators): 9 MVA

                                                                ii.                                       With 69 kV transmission feed from Virgil Fodness substation and 69 kV substation upgraded (1200 amp low side switchgear and 656 amp regulators): 14 MVA

                                                                iii.                                    With 69 kV backup transmission feed from V. T. Hanlon substation and 69 kV substation upgraded (1200 amp low side switchgear and 656 amp regulators): 10 MVA

                                                                iv.                                   With 69 kV transmission feed from Virgil Fodness substation and second substation in service and operated at 69 kV: 16 MVA

                                                                v.                                      With 115 kV transmission feed from Virgil Fodness substation and second substation operated at 115 kV: 20 MVA

4.                                       Paragraph 5. a. Point of Metering, shall be modified to state:

Metering will measure the demand and energy of the Customer’s total facility and will be located on the 7,200/12,470 volt secondary busses of the 115/12.47 kV and 69/12,47 kV substations.

5.                                       Paragraph 5. c. Meter Testing Procedure, shall be modified to state:

The metering shall be tested once every two years for accuracy by the Cooperative or its designee. In addition, at any time either party may request that the metering be tested. The requesting party will be responsible for the cost of the test. If any test discloses the inaccuracy of said meters to the extent of more than two percent (2%) fast or slow, an adjustment in billing shall be determined by the Cooperative from the best information available.

6.                                       Paragraph 6. i. Payment as Aid to Construction, shall be added as follows:

                                                                i.                                          Payment as Aid to Construction. The Customer shall make a payment as a contribution in aid to construction to the Cooperative in the amount of $650,000.00 which represents the Cooperative’s costs for providing and installing the 12.47 kV metal clad switchgear, control building and associated equipment located at the substations. The Cooperative shall retain ownership and operation and maintenance responsibilities for this equipment. The payment shall be made by the Customer to the Cooperative by September 1, 2007.

7.                                       Rate Schedule Large Power Service — Great Plains Ethanol, L.L.C., dba POET Biorefining-Chancellor is hereby modified as shown in the attached schedule, dated July 19, 2007, and shall become effective January 1, 2008. The monthly facility charge will be phased in for the Cooperative’s facilities as described in Section 2. of this Amendment. The monthly facility charge will be $35,200.00 on January 1, 2008, $44,600.00 starting January 1, 2009 and $51,350.00 starting January 1, 2010. Rates are subject to annual review by the Cooperative and may be adjusted annually by the Cooperative.

IN WITNESS WHEREOF, the parties hereto have caused Amendment A to be executed by their duly authorized representatives, all as of the day and year first written above.

ATTEST:		SOUTHEASTERN ELECTRIC
COOPERATIVE, INC.

/s/Steve Holmberg		By:	/s/ Harley Bruns

Title:	Secretary	Title:	President

ATTEST:		GREAT PLAINS ETHANOL, L.L.C., dba
POET BIOREFINING-CHANCELLOR

/s/ Steve Kary		By:	/s/ Darin Ihnen

Title:	Secretary POET - Chancellor	Title:	President

SOUTHEASTERN ELECTRIC COOPERATIVE, INC.

MARION, SOUTH DAKOTA

LARGE POWER SERVICE - GREAT PLAIINS ETHANOL, L.L.C. dba POET

BIOREFINING-CHANCELLOR

AVAILABILITY

Available to the Great Plains Ethanol, L.L.C, dba POET Biorefining-Chancellor ethanol facility located in Section 26 of Germantown Township, Turner County, SD, for commercial operation of the facility. This schedule is subject to the established rules and regulations of the Cooperative.

TYPE OF SERVICE

Multiple deliveries of alternating current, 60 cycle, three-phase and single-phase, at voltages of 4,160, 480 and 240 volts.

MONTHLY RATE

The Customer shall pay the Cooperative for service hereunder at the following rates and conditions:

Facilities Charge - 2008	$35,200.00 per month, plus
Demand Charge	$9.30 per kW, plus
Energy Charge	$0.02 845 per kWh

RATE ADJUSTMENTS

Rates are subject to annual review by the Cooperative and may be adjusted annually by the Cooperative.

BILLING DEMAND

The billing demand shall be equal to the Customer’s contribution to the monthly billing demand from the Cooperative’s power supplier, as determined by a demand meter or otherwise, and adjusted for power factor.

MINIMUM BILLING DEMAND

Irrespective of the Customer’s requirements for kW demand or use of kWh energy, the demand for billing purposes hereunder shall not be less than 2,000 kW for any billing period.

POWER FACTOR ADJUSTMENT

The Customer agrees to maintain unity power factor as nearly as practicable. The demand charge may be adjusted to correct for average power factors less than five percent (5%) unity (lagging) or greater than five percent (5%) unity (leading) by increasing the measured demand one percent (1%) for each one percent (1%) by winch the average power factor is less than five percent (5%) unity (lagging) or more than five percent (5%) unity (leading).

MINIMUM CHARGES

The minimum monthly charge shall be the Facilities Charge plus the Minimum Billing Demand Charge provision of this rate.

STATE AND MUNICIPAL TAXES

All applicable state and municipal sales tax and any other non-ad valorem taxes imposed on electric energy sales shall be applied to monthly bills rendered under this rate schedule unless the consumer is exempt from said tax or taxes.

TERMS OF PAYMENT

In the event the current monthly bill is not paid in accordance with the payment dates indicated on the bill, a late payment penalty in effect at the time shall apply.

EFFECTIVE:     January 1, 2008